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                                                                     EXHIBIT 4.5

                               PLEDGE AGREEMENT


     This PLEDGE AGREEMENT (this "Pledge Agreement") is made and entered into as of March 15, 2000 by XM SATELLITE RADIO INC., a Delaware corporation (the "Company"), having its registered office at 1250 23/RD/ Street, Washington, D.C. 20037, in favor of UNITED STATES TRUST COMPANY OF NEW YORK ("United States Trust"), a state chartered trust company organized under the laws of the State of New York, having an office at 114 West 47/th/ Street, New York, NY 10036, as
(i) trustee (the "Trustee") for the holders (the "Holders") of the Notes (as defined herein) issued by the Company under the Indenture referred to below and
(ii) in its individual capacity, as securities intermediary (in such capacity, the "Collateral Securities Intermediary"). Capitalized terms used herein and not otherwise defined herein shall have the meanings given to such terms in the Indenture.

                              W I T N E S S E T H

     WHEREAS, the Company and the Trustee have entered into that certain indenture dated as of the date hereof (as amended, restated, supplemented or otherwise modified from time to time, the "Indenture"), pursuant to which the Company is issuing on the date hereof $325,000,000 in aggregate principal amount of 14% Senior Secured Notes due 2010 (the "Notes"); and

     WHEREAS, the Trustee has opened a collateral account (the "Pledge Account") with United States Trust Company of New York, at its office at 114 West 47/th/ Street, New York, NY 10036, Reference: "XM Satellite Collateral," Account No. 04587900, in the name, and under the sole control and dominion, of the Trustee and subject to the terms of this Pledge Agreement;

     WHEREAS, the Company has agreed pursuant to the Indenture to deposit in the Pledge Account, for the benefit of the Holders of the Notes, an amount from the net proceeds of the offering of the Notes sufficient to acquire Pledged Securities (as defined herein) in an amount as will be sufficient upon receipt of scheduled interest and principal payments on such Pledged Securities to provide payment in full when due of the first six scheduled interest payments due on the Notes; and

     WHEREAS, to secure the obligations of the Company under the Indenture and the Notes to pay in full each of the first six scheduled interest payments on the Notes and to secure repayment of the principal, premium (if any) and interest on the Notes in the event that the Notes become due and payable prior to such time as the first six scheduled interest payments thereon shall have been paid in full (collectively, the "Obligations"), the Company has agreed (i) to pledge to the Trustee for its benefit and the ratable benefit of the Holders of the Notes, a security interest in all cash, if any, held in the Pledge Account, the Pledged Securities and related collateral and (ii) to execute and deliver this Pledge Agreement in order to secure the payment and performance by the Company of all the Obligations; and




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     WHEREAS, it is a condition precedent to the initial purchase of the Notes by the initial Holders thereof that the Company shall have granted the assignment and security interest and made the pledge and assignment contemplated by this Pledge Agreement; and

     WHEREAS, unless otherwise defined herein or in the Indenture, terms used in Articles 8 or 9 of the Uniform Commercial Code ("UCC") as in effect in the State of New York are used herein as therein defined.

     NOW, THEREFORE, in consideration of the mutual promises herein contained, and in order to induce the Holders of the Notes to purchase the Notes, the Company hereby agrees with the Trustee, for the benefit of the Trustee and for the ratable benefit of the Holders of the Notes, as follows:

     Section 1. PLEDGE AND GRANT OF SECURITY INTEREST.{TC} The Company hereby assigns and pledges to the Trustee for its benefit and for the ratable benefit of the Holders of the Notes, and hereby grants to the Trustee for its benefit and for the ratable benefit of the Holders of the Notes, a continuing first priority security interest in and to all of the Company's right, title and interest in, to and under the following (whether consisting of investment securities, book-entry securities or other securities, security entitlements, financial assets or other investment property, accounts, general intangibles, instruments or documents, securities accounts, deposit accounts or other bank, trust or cash collateral accounts, or other property, assets or rights), whether now owned or hereafter acquired, wherever located and whether now or hereafter existing (hereinafter collectively referred to as the "Cash Collateral"):

                 (a) the Pledge Account, all financial assets from time to time credited to the Pledge Account (including, without limitation, any Pledged Securities from time to time credited to the Pledge Account), and all dividends, interest, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such financial assets;

                 (b) any and all applicable security entitlements to any of the financial assets credited from time to time to the Pledge Account (including, without limitation, to any Pledged Securities from time to time credited to the Pledge Account);

                 (c) any and all related securities accounts in which security entitlements to any of the financial assets credited from time to time to the Pledge Account (including, without limitation, to any Pledged Securities from time to time credited to the Pledge Account);

                 (d) all notes, certificates of deposit, deposit accounts, checks and other instruments from time to time hereafter delivered to or otherwise possessed by the Trustee for or on behalf of the Company in substitution for or in addition to any or all of the then existing Cash Collateral;

                 (e) all interest, dividends, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the then existing Cash Collateral; and

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                 (f)  all proceeds (including, without limitation, cash
proceeds) of any and all of the foregoing Cash Collateral (including, without limitation, proceeds that constitute property of types described in clauses (a) through (e) of this Section 1).

     Section 2. SECURITY FOR OBLIGATION.{TC} This Pledge Agreement and the grant of a security interest in the Cash Collateral secure the prompt and complete payment and performance when due (whether at stated maturity, by acceleration or otherwise) of all the Obligations, whether for principal, interest, fees or otherwise, now or hereafter existing, under this Pledge Agreement, the Notes or the Indenture (all such Obligations being the "Secured Obligations"). Without limiting the generality of the foregoing, this Pledge Agreement and the grant of a security interest in the Cash Collateral hereunder secure the payment of all amounts that constitute part of the Secured Obligations and would be owed by the Company to the Trustee or the Holders under the Notes or the Indenture but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving the Company.

     Section 3. MAINTAINING THE COLLATERAL ACCOUNT.{TC} Prior to or concurrently with the execution and delivery hereof and for so long as any Secured Obligation shall remain outstanding,

                 (a) the Trustee shall establish and maintain (and the Collateral Securities Intermediary shall maintain and administer in accordance with this Pledge Agreement) the Pledge Account with the Collateral Securities Intermediary at its office 114 West 47/th/ Street, New York, NY 10036 in accordance with the terms of this Pledge Agreement. The Pledge Account shall at all times be segregated from any other custodial or collateral account maintained by the Trustee.

                 (b) the Collateral Securities Intermediary and the Trustee shall cause the Pledge Account to be, and the Pledge Account shall be, separate from all other accounts held by or under the control and dominion of the Trustee, the Collateral Securities Intermediary or United States Trust. It shall be a term and condition of the Pledge Account, notwithstanding any term or condition to the contrary in any other agreement relating to the Pledge Account, and except as otherwise provided by the provisions of Section 4 and Section 16.9 of this Pledge Agreement, that no amount shall be paid or released to or for the account of, or withdrawn by or for the account of, the Company or any other Person from the Pledge Account.

                 (c) the Pledge Account shall be subject to such applicable laws, and such applicable regulations of any appropriate banking or governmental authority, as may now or hereafter be in effect, including, without limitation, any applicable regulations of the Board of Governors of the Federal Reserve System.

                 (d) subject to the provisions of this Pledge Agreement, the Pledge Account shall be under the sole dominion and control of the Trustee. The Trustee shall have the sole right to make withdrawals from the Pledge Account and to exercise all rights (including the delivery of entitlement orders) with respect to the Cash Collateral from time to time therein. All Cash Collateral delivered to or held by or on behalf of, and not released by, the Trustee pursuant hereto shall be held in the Pledge Account in accordance with the provisions hereof.

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                 (e)  if any earnings of the Cash Collateral held in the Pledge
Account are subject to non-U.S. withholding taxes, the Trustee shall cooperate in good faith with the Company to reduce or eliminate such withholding taxes, including, without limitation, through changing the location of the Pledge Account or through establishing an additional Pledge Account at a different location to hold the affected Cash Collateral, provided that after giving effect to any such change of location or establishment of an additional Pledge Account, the Trustee's security interest in the affected Cash Collateral shall continue to constitute a valid and perfected first priority security interest in such Cash Collateral.

                 (f) all Cash Collateral shall be retained in the Pledge Account pending disbursement pursuant to the terms of this Pledge Agreement.

     Section 4.  DISBURSEMENTS.{TC}

                 (a) Immediately prior to the due date of any of the first six scheduled interest payments on the Notes, the Company may (i) pursuant to written instructions given by the Company to the Trustee (an "Issuer Order"), direct the Trustee to release from the Pledge Account and pay to the Holders of the Notes proceeds sufficient to provide for payment in full of such interest then due on the Notes or (ii) deposit with the Trustee from funds otherwise available to the Company cash sufficient to pay the interest scheduled to be paid on such date. Upon receipt of an Issuer Order, the Trustee will release funds in an amount sufficient to provide for the payment in full of such interest then due on the Notes in accordance with such Issuer Order and the payment provisions of the Indenture to the Holders of the Notes from (and to the extent of) proceeds of the Pledged Securities in the Pledge Account. Nothing in this Section 4 shall affect the Trustee's rights to apply the Cash Collateral to the payments of amounts due on the Notes upon acceleration thereof.

                 (b) If the Company makes any interest payment or portion of an interest payment pursuant to Section 4(a)(ii) from a source of funds other than the Pledge Account ("Pledgor Funds"), the Company may, after payment in full of such interest payment, direct the Trustee pursuant to an Issuer Order to release to the Company or to another party at the direction of the Company (the "Pledgor's Designee") proceeds from the Pledge Account in an amount less than or equal to the amount of Company Funds applied to such interest payment. Upon receipt by the Trustee of (i) such Issuer Order and (ii) payment in full of such interest payment, the Trustee shall pay over to the Company or the Company's Designee, as the case may be, proceeds from the Pledge Account in accordance with such Issuer Order as soon as practicable.

                 (c) If at any time the principal of and interest on the Pledged Securities exceeds 100% of the amount sufficient, in the written opinion of an internationally recognized firm of independent accountants selected by the Company and delivered to the Trustee, to provide for payment in full of the remaining first six scheduled interest payments due on the Notes, the Company may direct the Trustee to release any such excess amount to the Company or to the Company's Designee. Upon receipt of an Issuer Order (which shall include a certificate from such internationally recognized firm of independent accountants stating the amount by which the Pledged Securities exceeds the amount required to be held in the Pledge Account) the

                                       4
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Trustee shall pay over to the Company or the Company's Designee, as the case may be, any such excess amount.

                 (d) Upon payment in full of the first six scheduled interest payments on the Notes, the security interest in the Cash Collateral evidenced by this Pledge Agreement will automatically terminate and be of no further force and effect and the Cash Collateral shall promptly be paid over and transferred to the Company or the Company's Designee, as the case may be. Furthermore, upon the release of any Cash Collateral from the Pledge Account in accordance with the terms of this Pledge Agreement, whether upon release of Cash Collateral to Holders as payment of interest or otherwise, the security interest evidenced by this Pledge Agreement in such released Cash Collateral will automatically terminate and be of no further force and effect.

                 (e) At least three Business Days prior to the due date of each of the first six scheduled interest payments on the Notes, the Company shall give the Trustee notice (by Issuer Order) as to whether such interest payment will be made pursuant to Section 4(a)(i) or 4(a)(ii) above and the respective amounts of interest that will be paid from the Pledge Account and from Company Funds. Any Company Funds to be used to make any interest payment shall be delivered to the Trustee, in immediately available funds, prior to 10:00 a.m. (New York City time) on such interest payment date. If no such notice is given or such Company Funds have not been so delivered, the Trustee will act pursuant to Section 4(a) above as if it had received an Issuer Order pursuant thereto for the payment in full of the interest then due from the Pledge Account.

                 (f) If on any interest payment date there are insufficient funds in the Pledge Account to make any scheduled payment of interest (after taking into account any Company Funds delivered to the Trustee as provided in
Section 4(a)(ii) above), the Trustee shall liquidate Cash Collateral in the Pledge Account to the extent necessary to pay, in full, such scheduled payment of interest.

                 (g) Nothing contained in this Pledge Agreement shall (i) afford the Company any right to issue entitlement orders with respect to any security entitlement to the Pledged Securities or any securities account in which any such security entitlement may be carried, or otherwise afford the Company control of any such security entitlement or (ii) otherwise give rise to any rights of the Company with respect to the Pledged Securities, any security entitlement thereto or any securities account in which any such security entitlement may be carried, other than the Company's rights under this Pledge Agreement as the beneficial owner of collateral pledged to and subject to the exclusive dominion and control (except as expressly provided in Sections 5(a), (b), (c), (d), (e) and (f) hereof) of the Trustee in its capacity as such (and not as a securities intermediary). The Company acknowledges, confirms and agrees that the Trustee holds a security interest to the Pledged Securities solely as Trustee for the Holders of the Notes and not as a securities intermediary.

     Section 5.  CASH DEPOSIT; INVESTMENTS.{TC}

                 (a) On the date hereof, the Company shall deposit (or cause to be deposited) cash proceeds sufficient to purchase direct obligations (or certificates representing an

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ownership interest in such obligations) of the United States of America
(including any agency or instrumentality thereof) for the payment of which full faith and credit of the United States of America is pledged and which are not callable at the Company's option (the "Pledged Securities") on the date hereof.

                 (b) In the event that the Company shall have deposited (or cause to be deposited) cash proceeds pursuant to clause (a) above, the Trustee shall, on the date hereof, use such cash proceeds to invest in the Pledged Securities, at which time such Pledged Securities shall be promptly credited to the Pledge Account. Until such time as any cash proceeds are invested in the Pledged Securities as provided above, such cash proceeds shall be deposited and held in a deposit account with United States Trust Company of New York in the name of the Trustee and under the sole control and dominion of the Trustee, such deposit account to be deemed to constitute part of the Pledge Account.

     Section 6. DELIVERY AND CONTROL OF COLLATERAL; COLLATERAL ACCOUNTS; INTEREST; SECURITIES INTERMEDIARY.{TC}

          Notwithstanding anything to the contrary contained in this Pledge Agreement (it being understood that in the event of any conflict between the provisions of this Section 6 and any other provisions of this Pledge Agreement, the provisions of this Section 6 shall control) United States Trust, as Collateral Securities Intermediary, hereby represents and warrants to, and agrees with the Company and the Trustee as follows:

                 (a) It is a securities intermediary as of the date hereof and for so long as this Pledge Agreement remains in effect shall remain in effect and United States Trust is acting as the Collateral Securities Intermediary hereunder, it shall remain a securities intermediary and shall act as such with respect to the Company, the Trustee, the Pledge Account, all financial assets credited thereto (including without limitation the Pledged Securities), all related securities entitlements and all other Cash Collateral.

                 (b) The Pledge Account is and will be maintained as a securities account and Trustee is the entitlement holder in respect of the Pledge Account, all financial assets credited thereto (including without limitation the Pledged Securities) and all related securities entitlements and the Collateral Securities Intermediary shall so note the same in its records with respect to the Pledge Account, all financial assets credited thereto (including without limitation the Pledged Securities) and all related securities entitlements.

                 (c) It is the securities intermediary with respect to any assets, property or other items credited to the Pledge Account from time to time (including without limitation the Pledged Securities).

                 (d) All financial assets in registered form or payable to or to the order of and credited to the Pledge Account shall be registered in the name of, payable to or to the order of, or endorsed to, the Collateral Securities Intermediary or in blank and in no case during the term of this Pledge Agreement will any financial asset credited to the Pledge Account be registered in the name of, payable to or to the order of, or endorsed to, the Company, except to

                                       6
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the extent the foregoing have been subsequently endorsed by the Company to the
Collateral Securities Intermediary or in blank.

                 (e) It shall without further consent from the Company, (i) comply with all instructions, entitlement orders and directions of any kind originated by the Trustee concerning the Cash Collateral, including entitlement orders to liquidate or otherwise dispose of the Cash Collateral as and to the extent directed by the Trustee and pay over to the Trustee all proceeds and other value therefrom or otherwise distributed with respect thereto without any set-off or deduction, and (ii) except as otherwise directed by the Trustee, not comply with the instructions, entitlement orders or directions of the Company or any other person, in each case it being the intention that Trustee shall have sole dominion and control of the Pledge Account, all financial assets credited thereto (including without limitation the Pledged Securities) and all related securities entitlements.

                 (f) Each item of property (whether cash, a security, investment property, instrument or obligation, share, participation, interest or other property whatsoever, including without limitation the Pledged Securities) credited to the Pledge Account shall be treated as a financial asset.

                 (g) Except for the claims and interests of the Trustee and the Company in the Pledge Account, all financial assets credited thereto (including without limitation the Pledged Securities) and all related securities entitlements, it does not know of any claim to or security interest or other interest in the Pledged Account, any financial assets credited thereto (including without limitation the Pledged Securities) or any related securities entitlements and, except for such claims and interests of the Trustee and the Company, the Trustee also does not know of any such claims or interests.

                 (h) It hereby waives its rights to set off any obligations of the Company to it against the Pledged Account, any financial assets credited thereto (including without limitation the Pledged Securities) or any related securities entitlements, and hereby agrees that any and all liens, encumbrances, claims or security interests which it may have against the Pledged Account, any financial assets credited thereto (including without limitation the Pledged Securities) or any related securities entitlements, either now or in the future are and shall be subordinate and junior to the prior payment in full of all obligations of the Company now or hereafter existing under the Indenture, Notes and all other documents related thereto whether for principal, interest (including, without limitation, interest as provided in the Notes, whether or not such interest accrues after the filing of such petition for purposes of the Bankruptcy Code or is an allowed claim in such proceeding), indemnities, fees, premiums, expenses or otherwise.

                 (i) It shall not agree with any third party to comply with any instructions, entitlement orders or directions of any kind concerning the Pledged Account, any financial assets credited thereto (including without limitation the Pledged Securities) or any related securities entitlements originated by such third party without the prior written consent of the Trustee.

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                 (j)  It shall maintain the Pledged Account so that all items of income, gain, expense and loss recognized in the Pledged Account shall be reported to the Internal Revenue Service and all state and local taxing authorities under the name and taxpayer identification number of the Company and the Company shall execute a Substitute Form W-9 or such other documents as may be requested by the Trustee to provide that the Company shall not be subject to the backup withholding requirements of the Internal Revenue Code of 1986, as amended.

                 (k) Its jurisdiction for purposes of the UCC with respect to the Pledged Account, all financial assets credited thereto (including without limitation the Pledged Securities) and all related securities entitlements is and shall always be the State of New York.

     Section 7.  REPRESENTATIONS AND WARRANTIES.{TC}

          The Company hereby represents and warrants that:

                 (a) The execution and delivery by the Company of, and the performance by the Company of its obligations under, this Pledge Agreement will not contravene any provision of applicable law or the Articles of Incorporation of the Company or any material agreement or other material instrument binding upon the Company or any of its subsidiaries or any judgment, order or decree of any governmental body, agency or court having jurisdiction over the Company or any of its subsidiaries, or result in the creation or imposition of any Lien on any assets of the Company, except for the security interests granted under this Pledge Agreement.

                 (b) No consent of any other person and no approval, authorization, order of, action by or qualification with, any governmental authority, regulatory body, agency or other third party is required (i) for the execution, delivery or performance by the Company of its obligations under this Pledge Agreement or (ii) for the grant by the Company of the security interests created by this Pledge Agreement or for the pledge by the Company of the Cash Collateral pursuant to this Pledge Agreement, except, in each case, for such consents, approvals, authorizations, orders, actions and qualifications which the failure to obtain, individually or in the aggregate, could not reasonably be expected to have a material adverse effect on the properties, assets, financial condition or results of operations of the Company. No consent of any other person and no approval, authorization, order of, action by or qualification with, any governmental authority, regulatory body, agency or other third party is required for the exercise by the Trustee of the rights provided for in this Pledge Agreement or the remedies in respect of the Cash Collateral pursuant to this Pledge Agreement, except for any such consents, approvals, authorizations or orders required to be obtained by the Trustee (or the Holders) for reasons other than the consummation of this transaction.

                 (c) The Company is the entitlement holder of a security entitlement in the Pledged Securities; the Company has acquired such security entitlement for value and without notice of any advance claim, and accordingly, no action based on any adverse claim to the Pledged Securities may be asserted against the Company. The Company has not at time transferred any of the Cash Collateral to third parties nor encumbered such Cash Collateral with any third party rights. No financing statement or instrument similar in effect covering all or any

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part of the Company's interest in the Pledged Securities is on file in any public or recording office, other than the financing statements filed pursuant to this Pledge Agreement. The Company has no trade names.

                 (d) This Pledge Agreement has been duly authorized, validly executed and delivered by the Company and constitutes a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except as (i) the enforceability hereof may be limited by bankruptcy, insolvency, fraudulent conveyance, preference, reorganization, moratorium or similar laws now or hereafter in effect relating to or affecting creditors' rights or remedies generally, (ii) the availability of equitable remedies may be limited by equitable principles of general applicability, (iii) the exculpation provisions and rights to indemnification hereunder may be limited by U.S. federal and state securities laws and public policy considerations and (iv) the waiver of rights and defenses contained in Section 13(a) and (b), Section 16.11 and Section 16.15 of this Pledge Agreement may be limited by applicable law.

                 (e) Upon the crediting of any Cash Collateral to the Pledged Account in accordance with Sections 3 and 6 above, the pledge and grant of a security interest in the Cash Collateral pursuant to this Pledge Agreement for the benefit of the Trustee and the Holders of the Notes will constitute a valid and perfected first priority security interest in such Cash Collateral, securing the payment of the Secured Obligations enforceable as such against all creditors of the Company (and any persons purporting to purchase any of the Cash Collateral from the Company).

                 (f) There are no legal or governmental proceedings pending or, to the best of the Company's knowledge, threatened to which the Company or any of its subsidiaries is a party or to which any of the properties of the Company or any such subsidiary is subject that would materially adversely affect the power or ability of the Company to perform its obligations under this Pledge Agreement or to consummate the transactions contemplated hereby.

                 (g) The pledge of the Cash Collateral pursuant to this Pledge Agreement is not prohibited by law or governmental regulation (including, without limitation, Regulations G, T, U and X of the Board of Governors of the Federal Reserve System) applicable to the Company.

                 (h)  No Event of Default exists.

     Section 8.  FURTHER ASSURANCES.{TC}

                 (a) The Company agrees that from time to time, at the expense of the Company, the Company will, promptly including upon reasonable request by the Trustee, execute and deliver or cause to be executed and delivered, or use its reasonable commercial efforts to procure, all assignments, instruments and other documents, all in form and substance reasonably satisfactory to the Trustee, deliver any instruments to the Trustee and take any other actions that may be necessary or, in the reasonable opinion of the Trustee, desirable to perfect, continue the perfection of, or protect the first priority of the Trustee's security interest in and to the Cash Collateral, to protect the Cash Collateral against the rights, claims, or interests of third

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persons (other than any such rights, claims or interests created by or arising through the Trustee) or to effect the purposes of this Pledge Agreement.

                 (b) The Company hereby authorizes the Trustee to file any financing or continuation statements in the United States with respect to the Cash Collateral without the signature of the Company (to the extent permitted by applicable law); provided, however, that the Company shall not be relieved of any of its obligations under Section 8(a) hereof. A photocopy or other reproduction of this Pledge Agreement or any financing statement covering the Cash Collateral or any part thereof shall be sufficient as a financing statement where permitted by law.

                 (c) The Company will furnish to the Trustee from time to time statements and schedules further identifying and describing the Cash Collateral and such other reports in connection with the Cash Collateral as the Trustee may reasonably request, all in reasonable detail.

                 (d) The Company will promptly pay all costs reasonably incurred in connection with any of the foregoing within 30 days of receipt of an invoice therefor. The Company also agrees, whether or not requested by the Trustee, to take all actions that are necessary to perfect or continue the perfection of, or to protect the first priority of, the Trustee's security interest in and to the Cash Collateral, including the filing of all necessary financing and continuation statements, and to protect the Cash Collateral against the rights, claims or interests of third persons (other than any such rights, claims or interests created by or arising through the Trustee).

     Section 9.  COVENANTS.{TC}

          The Company covenants and agrees with the Trustee and the Holders of the Notes that from and after the date of this Pledge Agreement until the earlier of payment in full in cash of (x) each of the first six scheduled interest payments due on the Notes under the terms of the Indenture and (y) all obligations due and owing under the Indenture and the Notes in the event such obligations become due and payable prior to the payment in full of the first six scheduled interest payments on the Notes:

                 (a) that (i) it will not (and will not purport to) sell or otherwise dispose of, or grant any option or warrant with respect to, any of the Cash Collateral or its beneficial interest therein, and (ii) it will not create or permit to exist any Lien or other adverse interest in or with respect to its beneficial interest in any of the Cash Collateral (except for the security interests granted under this Pledge Agreement); and

                 (b) that it will not (i) enter into any agreement or understanding that restricts or inhibits or purports to restrict or inhibit the Trustee's rights or remedies hereunder, including, without limitation, the Trustee's right to sell or otherwise dispose of the Cash Collateral or (ii) fail to pay or discharge any tax, assessment or levy of any nature with respect to its beneficial interest in the Cash Collateral not later than five days prior to the date of any proposed sale under any judgment, writ or warrant of attachment with respect to such beneficial interest.

     Section 10. POWER OF ATTORNEY.{TC}

          In addition to all of the powers granted to the Trustee pursuant to the Indenture, the Company hereby appoints and constitutes the Trustee as the Company's attorney-in-fact (with full power of substitution), with full authority in the place and stead of the Company and in the name of the Company or otherwise, from time to time in the Trustee's reasonable discretion to take any action and to execute any instrument that the Trustee may deem necessary or advisable to accomplish the purposes of this Pledge Agreement, including, without limitation:

                 (a) to ask for, demand, collect, sue for, recover, compromise, receive and give acquittance and receipts for moneys due and to become due under or in respect of any of the Cash Collateral,

                 (b) to receive, indorse and collect any drafts or other instruments, documents and chattel paper, in connection with clause (a) above,

                 (c) to file any claims or take any action or institute any proceedings that the Trustee may reasonably deem necessary or desirable for the collection of any of the Cash Collateral or otherwise to enforce the rights of the Trustee with respect to any of the Cash Collateral, and

                 (d) to pay or discharge taxes or Liens levied or placed upon the Cash Collateral, the legality or validity thereof and the amounts necessary to discharge the same to be determined by the Trustee in its sole reasonable discretion, and such payments made by the Trustee to become part of the Obligations of the Company to the Trustee, due and payable immediately upon demand; provided, however, that the Trustee shall have no obligation to perform any of the foregoing actions. The Trustee's authority under this Section 10 shall include, without limitation, the authority to endorse and negotiate any checks or instruments representing proceeds of Cash Collateral in the name of the Company, execute and give receipt for any certificate of ownership or any document constituting Cash Collateral, transfer title to any item of Cash Collateral, sign the Company's name on all financing statements (to the extent permitted by applicable law) or any other documents reasonably deemed necessary or appropriate by the Trustee to preserve, protect or perfect the security interest in the Cash Collateral and to file the same, prepare, file and sign the Company's name on any notice of Lien, and to take any other actions arising from or incident to the powers granted to the Trustee in this Pledge Agreement. This power of attorney is coupled with an interest and is irrevocable by the Company.

     Section 11. NO ASSUMPTION OF DUTIES; REASONABLE CARE.{TC}

          The rights and powers conferred on the Trustee hereunder are solely to preserve and protect the security interest of the Trustee and the Holders of the Notes in and to the Cash Collateral granted hereby and shall not be interpreted to, and shall not impose any duties on the Trustee in connection therewith other than those expressly provided herein or imposed under applicable law. Except as provided by applicable law or by the Indenture, the Trustee shall be deemed to have exercised reasonable care in the custody and preservation of the Cash Collateral in its possession if the Cash Collateral is accorded treatment substantially equal to that which the

Trustee accords similar property held by the Trustee for its own account, it being understood that the Trustee in its capacity as such shall not have any responsibility for (a) ascertaining or taking action with respect to calls, conversions, exchanges, maturities or other matters relative to any Cash Collateral, whether or not the Trustee has or is deemed to have knowledge of such matters, (b) taking any necessary steps to preserve rights against any parties with respect to any Cash Collateral or (c) investing or reinvesting any of the Cash Collateral or any loss on any investment.

     Section 12. INDEMNITY.{TC}

          The Company shall indemnify, hold harmless and defend the Trustee, the Collateral Securities Intermediary and each of their respective directors, officers, agents and employees, from and against any and all claims, actions, obligations, liabilities and expenses, including reasonable defense costs, reasonable investigative fees and costs, and reasonable legal fees and damages arising from their execution of or performance under this Pledge Agreement, except to the extent that such claim, action, obligation, liability or expense is directly attributable to the bad faith, gross negligence or willful misconduct of such indemnified person. This indemnification shall survive the termination of this Pledge Agreement.

     Section 13. REMEDIES UPON EVENT OF DEFAULT.{TC}

          If any Event of Default shall have occurred and be continuing:

                 (a) The Trustee and the Holders of the Notes may exercise, in addition to all other rights given by law or by this Pledge Agreement or the Indenture, all of the rights and remedies with respect to the Cash Collateral of a secured party under the UCC in effect in the State of New York at that time and also may (i) require the Company to, and the Company hereby agrees that it will at its expense and upon request of the Trustee forthwith, assemble all or part of the Cash Collateral as directed by the Trustee and make it available to the Trustee at a place to be designated by the Trustee that is reasonably convenient to both parties and (ii) without notice except as specified below, sell the Cash Collateral or any part thereof in one or more parcels at any broker's board or at public or private sale, in one or more sales or lots, at any of the Trustee's offices or elsewhere, for cash, on credit or for future delivery, and upon such other terms as the Trustee may deem commercially reasonable. The Company agrees that, to the extent notice of sale shall be required by law, at least ten days' notice to the Company of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification. The Trustee shall not be obligated to make any sale of Cash Collateral regardless of notice of sale having been given. The Trustee may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned. The purchaser of any or all Cash Collateral so sold shall thereafter hold the same absolutely, free from any claim, encumbrance or right of any kind whatsoever created by or through the Company. Any sale of the Cash Collateral conducted in conformity with reasonable commercial practices of banks, insurance companies, commercial finance companies, or other financial institutions disposing of property similar to the Cash Collateral shall be deemed to be commercially reasonable. The Trustee or any Holder of Notes may, in its own name or in the name of a designee or nominee, buy any of the Cash Collateral at any public sale and, if permitted by applicable law, at any private sale. All expenses (including court costs and reasonable attorneys' fees, expenses and disbursements) of, or incident to, the enforcement of any of the provisions hereof shall be recoverable from the proceeds of the sale or other disposition of the Cash Collateral.

                 (b) All cash proceeds received by the Trustee in respect of any sale of, collection from, or other realization upon all or any part of the Cash Collateral may, following the payment of the fees and expenses of the Trustee, be held by the Trustee as collateral for, and/or then or at any time thereafter applied (after payment of any amounts payable to the Trustee pursuant to Section 14): first, to the Holders for amounts due and unpaid on the Notes for interest, ratably, without preference or priority of any kind; and second, to the Holders for amounts due and unpaid on the Notes for principal, ratably, without preference or priority of any kind. Any surplus of such cash or cash proceeds held by the Trustee and remaining after payment in full of all the Secured Obligations shall be paid over to the Company or to whomsoever may be lawfully entitled to receive such surplus.

                 (c) The Trustee may, without notice to the Company except as required by law and at any time or from time to time, charge, set-off and otherwise apply all or any part of the Secured Obligations against the Pledged Account or any part thereof.

                 (d) The Company further agrees to use its best efforts to do or cause to be done all such other acts as may be necessary to make such sale or sales of all or any portion of the Cash Collateral pursuant to this Section 13 valid and binding and in compliance with any and all other applicable requirements of law. The Company further agrees that a breach of any of the covenants contained in this Section 13 will cause irreparable injury to the Trustee and the Holders of the Notes, that the Trustee and the Holders of the Notes have no adequate remedy at law in respect of such breach and, as a consequence, that each and every covenant contained in this Section 13 shall be specifically enforceable against the Company, and the Company hereby waives and agrees not to assert any defenses against an action for specific performance of such covenants except for a defense that no Event of Default has occurred and is continuing.

     Section 14. EXPENSES.{TC}

          The Company will upon demand pay to the Trustee and the Collateral Securities Intermediary the amount of any and all reasonable expenses, including, without limitation, the reasonable fees, expenses and disbursements of its counsel, experts and agents retained by the Trustee or the Collateral Securities Intermediary, as the case may be, that the Trustee or the Collateral Securities Intermediary, as the case may be, may incur in connection with (a) the review, negotiation and administration of this Pledge Agreement, (b) the custody or preservation of, or the sale of, collection from, or other realization upon, any of the Cash Collateral, (c) the exercise or enforcement of any of the rights of the Trustee and the Holders of the Notes hereunder or (d) the failure by the Company to perform or observe any of the provisions hereof.

     Section 15. SECURITY INTEREST ABSOLUTE.{TC}

          All rights of the Trustee and the Holders of the Notes and security interests hereunder, and all obligations of the Company hereunder, shall be absolute and unconditional irrespective of:

                 (a) any lack of validity or enforceability of the Indenture or Notes or any other agreement or instrument relating thereto;

                 (b) any change in the time, manner or place of payment of, or in any other term of, all or any of the Secured Obligations, or any other amendment or waiver of or any consent to any departure from the Indenture;

                 (c) any taking, exchange, surrender, release or non-perfection of any Liens on any other collateral for all or any of the Secured Obligations;

                 (d) any manner of application of collateral, or proceeds thereof, to all or any of the Secured Obligations, or any manner of sale or other disposition of any collateral for all or any of the Secured Obligations or any other assets of the Company;

                 (e) any change, restructuring or termination of the corporate structure or existence of the Company; or

                 (f) to the extent permitted by applicable law, any other circumstance which might otherwise constitute a defense available to, or a discharge of, the Company in respect of the Secured Obligations or of this Pledge Agreement.

     Section 16. MISCELLANEOUS PROVISIONS.{TC}

          Section 16.1 NOTICES.{TC} Any notice or communication given hereunder shall be sufficiently given if in writing and delivered in person or mailed by first class mail, commercial courier service or telecopier communication, addressed as follows:

          IF TO THE COMPANY:

          XM Satellite Radio Inc.
          1250 23/rd/ Street, N.W.
          Washington, D.C. 20037
          Fax: (202) 969-7124
          Attention: General Counsel

          IF TO THE TRUSTEE OR THE COLLATERAL SECURITIES
          INTERMEDIARY:


          United States Trust Company of New York
          114 West 47/th/ Street
          New York, NY 10036
          Fax: (212) 852-1626
          Attention: Corporate Trust Division

All such notices and other communications shall, when mailed, delivered or telecopied, respectively, be effective when deposited in the mails, delivered or telecopied, respectively, addressed as aforesaid.

          Section 16.2 NO ADVERSE INTERPRETATION OF OTHER AGREEMENTS.{TC} This Pledge Agreement may not be used to interpret another pledge, security or debt agreement of the Company or any subsidiary thereof. No such pledge, security or debt agreement (other than the Indenture) may be used to interpret this Pledge Agreement.

          Section 16.3 SEVERABILITY.{TC} The provisions of this Pledge Agreement are severable, and if any clause or provision shall be held invalid, illegal or unenforceable in whole or in part in any jurisdiction, then such invalidity or unenforceability shall affect in that jurisdiction only such clause or provision, or part thereof, and shall not in any manner affect such clause or provision in any other jurisdiction or any other clause or provision of this Pledge Agreement in any jurisdiction.

          Section 16.4 HEADINGS.{TC} The headings in this Pledge Agreement have been inserted for convenience of reference only, are not to be considered a part hereof and shall in no way modify or restrict any of the terms or provisions hereof.

          Section 16.5 COUNTERPART ORIGINALS.{TC} This Pledge Agreement may be signed in two or more counterparts, each of which shall be deemed an original, but all of which shall together constitute one and the same agreement.

          Section 16.6 BENEFITS OF PLEDGE AGREEMENT.{TC} Nothing in this Pledge Agreement, express or implied, shall give to any person, other than the parties hereto and their successors hereunder, and the Holders of the Notes, any benefit or any legal or equitable right, remedy or claim under this Pledge Agreement. The rights of the Company in the Cash Collateral and the rights and obligations of the Company hereunder may be assigned (an "ASSIGNMENT") to any direct or indirect Wholly Owned Subsidiary of the Company (an "ASSIGNEE"); provided that such Assignee furnishes the Trustee with an Opinion of Counsel to the effect that such Assignment is valid, binding and enforceable against such Assignee and that after such Assignment the Trustee shall have a perfected security interest in the Cash Collateral, securing the payment of the Secured Obligations, and addressing such other related matters as the Trustee may reasonably request. The Trustee shall cooperate in good faith with the Company to effect any proposed Assignment. Upon the effectiveness of any such Assignment, the Assignee shall become the Company hereunder for all purposes of this Pledge Agreement, and the prior Company shall be released from its obligations hereunder (other than its obligations under Sections 13 and 15).

          Section 16.7 AMENDMENTS, WAIVERS AND CONSENTS.{TC} Any amendment or waiver of any provision of this Pledge Agreement and any consent to any departure by the Company from any provision of this Pledge Agreement shall be effective only if made or duly given in compliance with all of the terms and provisions of the Indenture, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. Neither the Trustee nor any Holder of Notes shall be deemed, by any act, delay, indulgence, omission or otherwise, to have waived any right or remedy hereunder or to have acquiesced in any Event of Default or in any breach of any of the terms and conditions hereof. Failure of the Trustee or any Holder of Notes to exercise, or delay in exercising, any right, power or privilege hereunder shall not preclude any other or further exercise thereof or the exercise of any other right, power or privilege. A waiver by the Trustee or any Holder of Notes of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy that the Trustee or such Holder of Notes would otherwise have on any future occasion. The rights and remedies herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any rights or remedies provided by law.

          Section 16.8 INTERPRETATION OF AGREEMENT.{TC} To the extent a term or provision of this Pledge Agreement conflicts with the Indenture, the Indenture shall control with respect to the subject matter of such term or provision. Acceptance of or acquiescence in a course of performance rendered under this Pledge Agreement shall not be relevant to determine the meaning of this Pledge Agreement even though the accepting or acquiescing party had knowledge of the nature of the performance and opportunity for objection.

          Section 16.9   CONTINUING SECURITY INTEREST; TERMINATION.{TC}

               (a) This Pledge Agreement shall create a continuing security interest in and to the Cash Collateral and shall, unless otherwise provided in this Pledge Agreement, remain in full force and effect until the payment in full in cash of the Secured Obligations. This Pledge Agreement shall be binding upon the Company, its transferees, successors and assigns, and shall inure, together with the rights and remedies of the Trustee hereunder, to the benefit of the Trustee, the Holders of the Notes, the Collateral Securities Intermediary and their respective successors, transferees and assigns.

               (b) This Pledge Agreement (other than Company's obligations under Sections 13 and 15) shall terminate upon the earlier of (i) the payment in full in cash of the Secured Obligations and (ii) the payment in full in cash of the first six scheduled interest payments on all of the Notes. At such time, the Trustee shall, pursuant to an Issuer Order, reassign and redeliver to the Company all of the Cash Collateral hereunder that has not been sold, disposed of, retained or applied by the Trustee in accordance with the terms of this Pledge Agreement and the Indenture and take all actions that are necessary to release the security interest created by this Pledge Agreement in and to the Cash Collateral, including the execution and delivery of all termination statements necessary to terminate any financing or continuation statements filed with respect to the Cash Collateral. Such reassignment and redelivery shall be without warranty by or recourse to the Trustee in its capacity as such, except as to the absence of any Liens on the Cash Collateral created by or arising through the Trustee, and shall be at the reasonable expense of the Company.

          Section 16.10 SURVIVAL OF REPRESENTATIONS AND COVENANTS.{TC} All representations, warranties and covenants of the Company contained herein shall survive the execution and delivery of this Pledge Agreement, and shall terminate only upon the termination of this Pledge Agreement.

          Section 16.11 WAIVERS.{TC} The Company waives presentment and demand for payment of any of the Obligations, protest and notice of dishonor or default with respect to any of the Obligations, and all other notices to which the Company might otherwise be entitled, except as otherwise expressly provided herein or in the Indenture.

          Section 16.12  AUTHORITY OF THE TRUSTEE.{TC}

               (a) The Trustee shall have and be entitled to exercise all powers hereunder that are specifically granted to the Trustee by the terms hereof, together with such powers as are reasonably incident thereto. The Trustee may perform any of its duties hereunder or in connection with the Cash Collateral by or through agents or employees and shall be entitled to retain counsel and to act in reliance upon the advice of counsel concerning all such matters. Except as otherwise expressly provided in this Pledge Agreement or the Indenture, neither the Trustee nor any director, officer, employee, attorney or agent of the Trustee shall be liable to the Company for any action taken or omitted to be taken by the Trustee, in its capacity as Trustee, hereunder, except for its own bad faith, gross negligence or willful misconduct, and the Trustee shall not be responsible for the validity, effectiveness or sufficiency hereof or of any document or security furnished pursuant hereto. The Trustee and its directors, officers, employees, attorneys and agents shall be entitled to rely on any communication, instrument or document reasonably believed by it or them to be genuine and correct and to have been signed or sent by the proper person or persons.

          Section 16.13 The Company acknowledges that the rights and responsibilities of the Trustee under this Pledge Agreement with respect to any action taken by the Trustee or the exercise or non-exercise by the Trustee of any option, right, request, judgment or other right or remedy provided for herein or resulting or arising out of this Pledge Agreement shall, as between the Trustee and the Holders of the Notes, be governed by the Indenture and by such other agreements with respect thereto as may exist from time to time among them, but, as between the Trustee and the Company, the Trustee shall be conclusively presumed to be acting as agent for the Holders of the Notes with full and valid authority so to act or refrain from acting, and the Company shall not be obligated or entitled to make any inquiry respecting such authority. All rights of the Trustee under the Indenture, including its right to reimbursement and indemnification are incorporated herein by reference in their entirety.

          Section 16.14 FINAL EXPRESSION.{TC} This Pledge Agreement, together with the Indenture and any other agreement executed in connection herewith, is intended by the parties as a final expression of this Pledge Agreement and is intended as a complete and exclusive statement of the terms and conditions thereof.

          Section 16.15 RIGHTS OF HOLDERS OF THE NOTES.{TC} No Holder of Notes shall have any independent rights hereunder other than those rights granted to individual Holders of the Notes pursuant to Section 6.07 of the Indenture; provided that nothing in this subsection shall limit any rights granted to the Trustee under the Notes or the Indenture.

          Section 16.16 GOVERNING LAW; SUBMISSION TO JURISDICTION; WAIVER OF JURY TRIAL; WAIVER OF DAMAGES.{TC}

               (a) THIS PLEDGE AGREEMENT SHALL BE GOVERNED BY AND INTERPRETED UNDER THE LAWS OF THE STATE OF NEW YORK.

               (b) THE COMPANY AGREES THAT THE TRUSTEE SHALL, IN ITS CAPACITY AS TRUSTEE OR IN THE NAME AND ON BEHALF OF ANY HOLDER OF NOTES, HAVE THE RIGHT, TO THE EXTENT PERMITTED BY APPLICABLE LAW (AND TO THE EXTENT THE TRUSTEE HAS RECEIVED INDEMNITY DEEMED SATISFACTORY TO IT AND HAS AGREED TO DO SO), TO PROCEED AGAINST THE COMPANY OR THE COLLATERAL IN A COURT IN ANY LOCATION REASONABLY SELECTED IN GOOD FAITH (AND HAVING PERSONAL OR IN REM JURISDICTION OVER THE COMPANY OR THE COLLATERAL, AS THE CASE MAY BE) TO ENABLE THE TRUSTEE TO REALIZE ON SUCH COLLATERAL, OR TO ENFORCE A JUDGMENT OR OTHER COURT ORDER ENTERED IN FAVOR OF THE TRUSTEE. THE COMPANY AGREES THAT IT WILL NOT ASSERT ANY COUNTERCLAIMS, SETOFFS OR CROSSCLAIMS IN ANY PROCEEDING BROUGHT BY THE TRUSTEE TO REALIZE ON SUCH PROPERTY OR TO ENFORCE A JUDGMENT OR OTHER COURT ORDER IN FAVOR OF THE TRUSTEE, EXCEPT FOR SUCH COUNTERCLAIMS, SETOFFS OR CROSSCLAIMS WHICH, IF NOT ASSERTED IN ANY SUCH PROCEEDING, COULD NOT OTHERWISE BE BROUGHT OR ASSERTED. THE COMPANY WAIVES, TO THE FULLEST EXTENT IT MAY LEGALLY AND EFFECTIVELY DO SO, ANY OBJECTION THAT IT MAY HAVE TO THE LOCATION OF THE COURT IN THE CITY OF NEW YORK IN THE BOROUGH OF MANHATTAN ONCE THE TRUSTEE HAS COMMENCED A PROCEEDING DESCRIBED IN THIS PARAGRAPH INCLUDING, WITHOUT LIMITATION, ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS.

               (c) THE COMPANY AGREES THAT NONE OF ANY HOLDER OF NOTES, (EXCEPT AS OTHERWISE PROVIDED IN THIS PLEDGE AGREEMENT OR THE INDENTURE) UNITED STATES TRUST IN ITS CAPACITY AS TRUSTEE OR UNITED STATES TRUST IN ITS CAPACITY AS COLLATERAL SECURITIES INTERMEDIARY SHALL HAVE ANY LIABILITY TO THE COMPANY (WHETHER ARISING IN TORT, CONTRACT OR OTHERWISE) FOR LOSSES SUFFERED BY THE COMPANY IN CONNECTION WITH, ARISING OUT OF, OR IN ANY WAY RELATED TO, THE TRANSACTIONS CONTEMPLATED AND THE RELATIONSHIP ESTABLISHED BY THIS PLEDGE AGREEMENT, OR ANY ACT, OMISSION OR EVENT OCCURRING IN CONNECTION THEREWITH, UNLESS IT IS DETERMINED BY A FINAL AND NONAPPEALABLE JUDGMENT OF A COURT THAT IS BINDING ON THE TRUSTEE, COLLATERAL SECURITIES INTERMEDIARY OR SUCH HOLDER OF NOTES, AS THE CASE MAY BE, THAT SUCH LOSSES WERE THE RESULT OF ACTS OR OMISSIONS ON THE PART OF THE TRUSTEE, COLLATERAL SECURITIES INTERMEDIARY OR SUCH HOLDERS OF NOTES, AS THE CASE MAY BE, CONSTITUTING BAD FAITH, GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

               (d) TO THE EXTENT PERMITTED BY APPLICABLE LAW, THE COMPANY WAIVES THE POSTING OF ANY BOND OTHERWISE REQUIRED OF THE TRUSTEE OR ANY HOLDER OF NOTES IN CONNECTION WITH ANY JUDICIAL PROCESS OR PROCEEDING TO ENFORCE ANY JUDGMENT OR OTHER COURT ORDER PERTAINING TO THIS PLEDGE AGREEMENT OR ANY RELATED AGREEMENT OR DOCUMENT ENTERED IN FAVOR OF THE TRUSTEE OR ANY HOLDER OF NOTES, OR TO ENFORCE BY SPECIFIC PERFORMANCE, TEMPORARY

RESTRAINING ORDER OR PRELIMINARY OR PERMANENT INJUNCTION, THIS PLEDGE AGREEMENT OR ANY RELATED AGREEMENT OR DOCUMENT BETWEEN THE COMPANY ON THE ONE HAND AND THE TRUSTEE AND/OR THE HOLDERS OF THE NOTES ON THE OTHER HAND.

            [The remainder of this page left intentionally blank.]

     IN WITNESS WHEREOF, the Company and the Trustee have each caused this Pledge Agreement to be duly executed and delivered as of the date first above written.

                              Company:

                              XM SATELLITE RADIO INC.

                              By: __________________________________
                                  Name:_____________________________
                                  Title:____________________________

                              Trustee:

                              UNITED STATES TRUST COMPANY OF NEW YORK

                              By: __________________________________
                                  Name:_____________________________
                                  Title:____________________________

                              Collateral Securities Intermediary:

                              UNITED STATES TRUST COMPANY OF NEW YORK

                              By: __________________________________
                                  Name:_____________________________
                                  Title:____________________________

                               TABLE OF CONTENTS

                                                                              Page
Section 1.       PLEDGE AND GRANT OF SECURITY INTEREST......................   2
Section 2.       SECURITY FOR OBLIGATION....................................   3
Section 3.       MAINTAINING THE COLLATERAL ACCOUNT.........................   3
Section 4.       DISBURSEMENTS..............................................   4
Section 5.       CASH DEPOSIT; INVESTMENTS..................................   6
Section 6.       DELIVERY AND CONTROL OF COLLATERAL; COLLATERAL ACCOUNTS;
                 INTEREST; SECURITIES INTERMEDIARY..........................   6
Section 7.       REPRESENTATIONS AND WARRANTIES.............................   8
Section 8.       FURTHER ASSURANCES.........................................   9
Section 9.       COVENANTS..................................................  10
Section 10.      POWER OF ATTORNEY..........................................  10
Section 11.      NO ASSUMPTION OF DUTIES; REASONABLE CARE...................  11
Section 12.      INDEMNITY..................................................  12
Section 13.      REMEDIES UPON EVENT OF DEFAULT.............................  12
Section 14.      EXPENSES...................................................  13
Section 15.      SECURITY INTEREST ABSOLUTE.................................  13
Section 17.      MISCELLANEOUS PROVISIONS...................................  14
Section 17.1     NOTICES....................................................  14
Section 17.2     NO ADVERSE INTERPRETATION OF OTHER AGREEMENTS..............  14
Section 17.3     SEVERABILITY...............................................  14
Section 17.4     HEADINGS...................................................  15
Section 17.5     COUNTERPART ORIGINALS......................................  15
Section 17.6     BENEFITS OF PLEDGE AGREEMENT...............................  15
Section 17.7     AMENDMENTS, WAIVERS AND CONSENTS...........................  15
Section 17.8     INTERPRETATION OF AGREEMENT................................  15
Section 17.9     CONTINUING SECURITY INTEREST; TERMINATION..................  16
Section 17.10    SURVIVAL OF REPRESENTATIONS AND COVENANTS..................  16
Section 17.11    WAIVERS....................................................  16
Section 17.12    AUTHORITY OF THE TRUSTEE...................................  16
Section 17.14    FINAL EXPRESSION...........................................  17
Section 17.15    RIGHTS OF HOLDERS OF THE NOTES.............................  17
Section 17.16    GOVERNING LAW; SUBMISSION TO JURISDICTION; WAIVER OF JURY
                 TRIAL; WAIVER OF DAMAGES...................................  17

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